Exhibit 10.2
MYLAN N.V.
2003 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT
[ ] (the “Optionee”) is granted, effective as of the grant date [ ], options (the “Options”) to purchase ordinary shares (the “Shares”) of Mylan N.V. (the “Option Shares” or “Shares”) pursuant to the 2003 Long-Term Incentive Plan, as amended to date (the “Plan”) of Mylan N.V. (the “Company”) in respect of the Optionee’s service as a member of the Board. The Options are subject to the terms and conditions set forth below and in the Plan, which is a part of this Stock Option Agreement (this “Award Agreement”). To the extent that there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.
1.Exercise Price: $[ ] per Option Share.
2.    Number of Option Shares: [ ]
3.    Type of Option: [ ]
4.    Vesting: The Options granted hereunder will become vested on the first anniversary of the grant date (the “Vesting Date”), subject to the Optionee’s continued service as a member of the Board as of the Vesting Date and the terms of the Plan and the Award Agreement. Subject to Section 7, unless otherwise determined by the Board or the Committee, as applicable, in its sole discretion, in the event the Optionee’s service as a member of the Board terminates prior to the Vesting Date, all Options shall terminate and be cancelled immediately as of the date of such termination of service. For purposes of this Award Agreement, service as a member of the board of directors of the ultimate parent company of the Company shall be deemed to be service as a member of the Board.
5.    Exercise of Option: Options may be exercised in accordance with the rules contained in Article VI, Section 6.04 Option Exercise Procedures, of the Plan.
6.    Expiration Date: Unless otherwise determined by the Board or the Committee, as applicable, in its sole discretion, the Options granted hereunder shall expire at 12:01 a.m. Eastern Standard Time on the tenth (10th) annual anniversary of the grant date, unless earlier exercised.
7.    Change in Control: Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, the treatment of the Options shall be determined by the Board or the Committee, as applicable, in its sole discretion; provided that, in connection with the consummation of the transactions contemplated by the Business Combination Agreement between the Company, Pfizer Inc., Upjohn Inc. and the other parties thereto, dated as of July 29, 2019 (the “BCA”, and such transactions, the “Proposed Combination”), the Options shall be subject to the terms of the BCA, provided further that, in the event that immediately following the consummation of the Proposed Combination the Optionee does not serve as a member of the board of directors of Viatris, the Options shall become fully vested and exercisable as of immediately prior to the consummation of the Proposed Combination.
8.    Limitation of Liability of the Board: The Optionee agrees that the liability of the officers and the Board to the Optionee under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.
9.    Data Privacy: The Optionee hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”), for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee also:
(a)    understands that the Company Group holds certain personal information about him or her, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, compensation, nationality, any Option Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Option Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(b)    understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country;
(c)    that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative;
(d)    authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired;
(e)    understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan;
(f)    understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative; and
(g)    understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee may contact his or her local human resources representative.
10.    Law Governing: This Award Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania.